Exhibit 99.1

PRESS RELEASE

CSL011010	07/26/11

Carlisle Companies Reports $0.87 Earnings Per Share for the Second Quarter 2011, a 40% Increase from the Prior Year

CHARLOTTE, NORTH CAROLINA, July 26, 2011 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $870.8 million for the quarter ended June 30, 2011, a 27% increase from net sales of $687.6 million in the second quarter of 2010.  The Company’s organic sales increase of 14% from the prior year period was primarily driven by strong sales growth in the Company’s off-highway brake and friction, commercial re-roofing and aerospace businesses.  The Carlisle Brake & Friction (“CBF”) segment’s acquisition of Hawk contributed $83.5 million in sales, or 12%, in the second quarter of 2011.  The impact of foreign currency exchange rates on net sales was an increase of less than 1% in the second quarter of 2011.

Income from continuing operations increased 43% to $55.3 million, or $0.87 per diluted share, in the second quarter 2011 compared with $38.8 million, or $0.62 per diluted share, in the second quarter of 2010.  The increase in income was due to the earnings contribution from the Hawk acquisition, a lower effective tax rate, organic sales growth and efficiencies gained through the Carlisle Operating System.  Partially offsetting this increase were higher raw material costs experienced in all segments in the second quarter of 2011 as compared to the second quarter of 2010.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “Our results demonstrated continued strong sales and overall earnings growth.  Carlisle Brake & Friction achieved another record sales quarter.  The performance of CBF’s Hawk operation acquired in December 2010 was outstanding, with sales contribution of $83.5 million and EBIT of $15.6 million.  Organic sales growth in the Brake & Friction segment was 33% on strong demand for global agriculture, construction and mining applications.  Our Construction Materials and Interconnect Technologies segments also had impressive sales results with growth of 19% and 15%, respectively, during the second quarter 2011.”

Roberts continued, “During the second quarter 2011, our EBIT (Earnings before interest and income taxes) margin grew from 9.3% during the second quarter 2010 to 9.8%. This improvement was largely attributable to Brake & Friction and Interconnect Technologies, with both segments achieving EBIT margins above 16%.  EBIT increased by 6% in the Construction Materials segment.  Construction Materials was able to achieve EBIT margin of 13.2% despite a significant increase in raw material costs.  While EBIT in the Transportation Products segment increased by 8%, margin was negatively impacted by production inefficiencies related to the start-up of the Jackson, TN, tire facility.  All of our businesses have responded to significant raw material price increases this year by enacting pricing actions and pursuing savings through the Carlisle

Operating System.  However, increased raw material costs will continue to be a challenge through the remainder of 2011.”

Roberts added, “We continue to actively pursue acquisition opportunities that are consistent with our long-term goals of achieving 30% global sales and 15% operating margins.  We are excited about our recently announced agreement to acquire PDT in Germany, a leading manufacturer serving the growing single-ply roofing market in Europe. This transaction should close in the third quarter.”

Roberts concluded by stating, “For the full year 2011, we are planning for sales growth in the mid-twenty percent range. Despite increasing raw material expense, we expect that EBIT margins will continue to trend upwards versus last year.  Our efforts to improve cash flow year-to-date have been impacted by significant sales demand, particularly in our overseas markets.  However, we remain committed to improving our cash flow and increasing inventory turns through the Carlisle Operating System.  Our balance sheet remains strong and we are well-positioned to continue to pursue growth opportunities both organically and through bolt-on acquisitions.”

Segment Results

Carlisle Construction Materials (“CCM”): Second quarter 2011 net sales of $412.0 million increased by 19% from net sales of $345.8 million in 2010. EBIT increased 6% to $54.2 million from $51.3 million for the same period in the prior year.   The increase in sales reflected continued strong demand for the Company’s reroofing applications as well as expansion of global sales initiatives.   EBIT margin decreased from 14.8% in the second quarter 2010 to 13.2% for the second quarter 2011 due to higher raw material costs.  The Company implemented price increases during the second quarter and further price increases are planned through the third quarter.

Carlisle Transportation Products (“CTP”):  Second quarter 2011 net sales of $204.3 million increased by 6.4% compared to net sales of $192.0 million over the prior year period.  The increase in sales primarily reflected higher selling prices offset by lower volume within the outdoor power equipment market. EBIT increased 8% to $6.8 million from $6.3 million for the same period in 2010.   EBIT margin of 3.3% in the second quarter of 2011 was hampered by production inefficiencies from the ramp up of manufacturing at the Jackson, TN, tire plant. While higher selling prices at CTP offset the cost of raw material increases during the second quarter of 2011, higher raw material costs that are capitalized into inventory may negatively impact margin in future quarters.

Carlisle Brake & Friction (“CBF”): CBF net sales for the quarter increased from $26.2 million in 2010 to a record $119.4 million in 2011, with $83.5 million attributable to the Hawk acquisition. Organic sales growth was 33%.  EBIT increased from $2.9 million in 2010 to $19.3 million in 2011, with $15.6 million attributable to Hawk. EBIT margin increased 5.1 percentage points from 11.1% to 16.2%.  CBF’s brake and friction businesses continue to show robust demand, particularly in agricultural markets in Europe and construction and mining markets in the Asia Pacific region.

Carlisle Interconnect Technologies (“CIT”): Second quarter 2011 net sales of $71.7 million increased by 15% from net sales of $62.4 million for the same period of the prior year. EBIT nearly doubled to $11.7 million from $6.0 million for the same period in 2010.   The increase in sales in the second quarter 2011 reflected sales growth in the aerospace market of 20% and in the military defense market of 8%.  EBIT margin increased 6.7 percentage points to 16.3% as compared with 9.6% in the second quarter 2010.  The increase in margin was attributable to organic sales growth, operating efficiencies from the Carlisle Operating System and savings from plant consolidations completed in 2010.  These savings were partially offset by higher raw material costs for inputs such as silver and copper.

Carlisle FoodService Products (“CFS”): Second quarter 2011 net sales of $63.4 million were 3.6% higher compared to net sales of $61.2 million in 2010.  EBIT in this segment decreased to $5.3 million from $6.3 million for the same period in 2010.   The increase in revenue primarily reflected selling price increases implemented at the beginning of 2011 and higher demand in foodservice markets, offset by lower demand for healthcare related products.  EBIT margin declined from 10.3% in the second quarter 2010 to 8.4% in the current quarter from higher raw material and freight costs which more than offset the increase in selling prices.

Corporate Expense

Corporate expense increased from $8.8 million in the second quarter of 2010 to $11.9 million for the second quarter 2011.  The increase primarily reflects costs of $1.3 million for acquisition opportunities that were not realized, as well as foreign exchange gains recognized during the second quarter of 2010.

Interest Expense

The increase in interest expense from $1.8 million in the second quarter of 2010 to $4.9 million for the current quarter reflects higher outstanding debt levels in 2011. On December 9, 2010, the Company issued $250 million in 5.125% senior unsecured notes due 2020 to partially fund the Hawk acquisition.

Income Taxes

The 31.3% effective income tax rate for the second quarter of 2011 compared to a rate of 37.6% for the second quarter of 2010.  The 2011 effective income tax rate was less than the prior year primarily due to favorable legislation passed after June 30, 2010 related to taxation of foreign earned income.

Net Income

Net income for the second quarter 2011 was $54.6 million, or $0.86 per diluted share, compared to net income of $38.6 million, or $0.62 per diluted share, for the second quarter 2010. 2011 net income was positively impacted by earnings from the Hawk acquisition, a lower effective tax rate, organic sales growth and efficiency gains from the Carlisle Operating System, partially offset by higher raw material costs.

Year-to-Date

Net sales of $1.56 billion for the first six months of 2011 increased 27%, compared with $1.23 billion for the same period in 2010.  For the first six months of 2011, organic sales increased by 13% from the prior year period with growth by all business segments.  The acquisition of Hawk in the Brake & Friction segment contributed $159.7 million, or 13%, in sales in the first six months of 2011 as compared to the same period of 2010.

Income from continuing operations for the first six months of 2011 of $88.6 million, or $1.40 per diluted share, increased 43% as compared with $61.9 million, or $0.99 per diluted share, for the same period in 2010. EBIT increased by 37% driven by contributions from the Hawk acquisition, higher organic sales and efficiencies from the Carlisle Operating System.  Partially offsetting these impacts were higher raw materials costs during the first six months of 2011 versus the prior year period.

Net income for the first six months of 2011 was $88.0 million, or $1.39 per diluted share.  Net income for the first six months of 2010 was $62.8 million, or $1.01 per diluted share.

Cash Flow

Cash flow provided by operating activities of $13.7 million for the first six months of 2011 compared with $20.5 million for the same period in 2010.  Cash used for working capital and other assets and liabilities of $124.7 million for the first six months of 2011 primarily reflected an increase in receivables due to higher sales activity, as compared to cash used for working capital and other assets and liabilities of $72.0 million for the first six months of 2010.  For the first six months of 2011, average working capital (defined as the average of the quarter end balances of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales calculated on an annualized basis) was 21.7%, compared to a percentage of 21.4% for the six months ended June 30, 2010.

Capital expenditures were $33.8 million in the first six months of 2011 compared to capital expenditures of $31.6 million in the first six months of 2010. During the second quarter of 2011, the Company purchased certain trademark rights within the Transportation Products segment for $2.7 million.

Conference Call and Webcast

The Company will discuss second quarter 2011 results on a conference call at 10:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website — “Events/Webcasts”, or the taped call may be listened to shortly following the live call at the same website location.  A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our 11,000 employees worldwide, who generated $2.5 billion in net sales in 2010, are focused on continuously improving the value of the Carlisle brand by developing the best products, insuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Second Quarter			First Six Months
(Dollars in millions, except per share amounts)	2011	2010	% Change	2011	2010	% Change

Net sales	$870.8	$687.6	26.6%	$1,564.4	$1,234.9	26.7%

Cost and expenses:
Cost of goods sold	687.1	544.0	26.3%	1,233.6	979.3	26.0%
Selling and administrative expenses	92.2	73.8	24.9%	177.9	143.2	24.2%
Research and development expenses	7.3	6.4	14.1%	14.3	10.8	32.4%
Other income, net	(1.2)	(0.6)	100.0%	(2.0)	(1.2)	66.7%

Earnings before interest and income taxes	85.4	64.0	33.4%	140.6	102.8	36.8%

Interest expense, net	4.9	1.8	172.2%	10.0	3.7	170.3%
Income before income taxes	80.5	62.2	29.4%	130.6	99.1	31.8%

Income tax expense	25.2	23.4	7.7%	42.0	37.2	12.9%
Income from continuing operations, net of tax	55.3	38.8	42.5%	88.6	61.9	43.1%

Discontinued operations
Income (loss) from discontinued operations	(1.3)	(0.4)	NM	(1.2)	1.3	NM
Income tax expense (benefit)	(0.6)	(0.2)	NM	(0.6)	0.4	NM
Income (loss) from discontinued operations, net of tax	(0.7)	(0.2)	NM	(0.6)	0.9	NM
Net income	$54.6	$38.6	41.5%	$88.0	$62.8	40.1%

Basic earnings per share attributable to common shares (1)
Income from continuing operations, net of tax	$0.89	$0.63	41.3%	$1.43	$1.01	41.6%
Income (loss) from discontinued operations, net of tax	(0.01)	—	NM	(0.01)	0.02	NM
Basic earnings per share	$0.88	$0.63	39.7%	$1.42	$1.03	37.9%

Diluted earnings per share attributable to common shares (1)
Income from continuing operations, net of tax	$0.87	$0.62	40.3%	$1.40	$0.99	41.4%
Income (loss) from discontinued operations, net of tax	(0.01)	—	NM	(0.01)	0.02	NM
Diluted earnings per share	$0.86	$0.62	38.7%	$1.39	$1.01	37.6%

Average shares outstanding - in thousands
Basic	61,449	60,832		61,293	60,811
Diluted	62,701	61,686		62,425	61,678

(1) Numerator for basic and diluted EPS based on “two class” method of computing earnings per share

Income from continuing operations	$54.8	$38.4	$87.7	$61.2
Net income	$54.1	$38.2	$87.2	$62.1

Dividends declared and paid	$10.6	$9.9	$21.1	$19.7
Dividends declared and paid per share	$0.17	$0.16	$0.34	$0.32

NM = Not Meaningful

Carlisle Companies Incorporated

Segment Financial Data

(In millions)

(Unaudited)

In millions,			Increase			Increase
except percentages	Second Quarter		(Decrease)	First Six Months		(Decrease)
	2011	2010	Percent	2011	2010	Percent
Net Sales
Carlisle Construction Materials	$412.0	$345.8	19.1%	$663.3	$562.3	18.0%
Carlisle Transportation Products	204.3	192.0	6.4%	413.4	381.6	8.3%
Carlisle Brake & Friction	119.4	26.2	355.7%	230.2	48.7	372.7%
Carlisle Interconnect Technologies	71.7	62.4	14.9%	137.4	124.3	10.5%
Carlisle FoodService Products	63.4	61.2	3.6%	120.1	118.0	1.8%
	$870.8	$687.6	26.6%	$1,564.4	$1,234.9	26.7%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$54.2	$51.3	5.7%	$72.2	$70.6	2.3%
Carlisle Transportation Products	6.8	6.3	7.9%	21.8	17.8	22.5%
Carlisle Brake & Friction	19.3	2.9	565.5%	37.6	5.0	652.0%
Carlisle Interconnect Technologies	11.7	6.0	95.0%	20.6	13.8	49.3%
Carlisle FoodService Products	5.3	6.3	-15.9%	10.8	12.8	-15.6%
Corporate	(11.9)	(8.8)	-35.2%	(22.4)	(17.2)	-30.2%
Total	$85.4	$64.0	33.4%	$140.6	$102.8	36.8%

EBIT Margins
Carlisle Construction Materials	13.2%	14.8%		10.9%	12.6%
Carlisle Transportation Products	3.3%	3.3%		5.3%	4.7%
Carlisle Brake & Friction	16.2%	11.1%		16.3%	10.3%
Carlisle Interconnect Technologies	16.3%	9.6%		15.0%	11.1%
Carlisle FoodService Products	8.4%	10.3%		9.0%	10.8%
Corporate	-1.4%	-1.3%		-1.4%	-1.4%
Total	9.8%	9.3%		9.0%	8.3%

Carlisle Companies Incorporated

Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in millions, except share and per share amounts)	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$99.1	$89.4
Receivables, less allowance of $10.0 in 2011 and $9.7 in 2010	571.4	391.0
Inventories	444.3	430.5
Deferred income taxes	46.4	45.7
Prepaid expenses and other current assets	46.7	60.3
Total current assets	1,207.9	1,016.9

Property, plant and equipment, net of accumulated depreciation of $564.5 in 2011 and $539.6 in 2010	527.4	533.4

Other assets:
Goodwill, net	664.0	667.1
Other intangible assets, net	291.5	297.9
Other long-term assets	10.0	12.6
Non-current assets held for sale	2.1	1.6
Total other assets	967.6	979.2

TOTAL ASSETS	$2,702.9	$2,529.5

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$100.8	$69.0
Accounts payable	273.2	195.4
Accrued expenses	148.0	174.9
Deferred revenue	16.9	17.1
Total current liabilities	538.9	456.4

Long-term liabilities:
Long-term debt	405.1	405.1
Deferred revenue	122.2	122.6
Other long-term liabilities	203.4	204.7
Total long-term liabilities	730.7	732.4

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 61,578,799 outstanding in 2011 and 61,024,932 outstanding in 2010	78.7	78.7
Additional paid-in capital	110.2	92.4
Cost of shares of treasury - 16,516,837 shares in 2011 and 17,011,676 shares in 2010	(219.9)	(221.6)
Accumulated other comprehensive loss	(31.9)	(38.1)
Retained earnings	1,496.2	1,429.3
Total shareholders’ equity	1,433.3	1,340.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,702.9	$2,529.5

Carlisle Companies Incorporated

 Unaudited Consolidated Statements of Cash Flows

For the Six Months ended June 30, 2011 and 2010

(Unaudited)

	June 30,
(Dollars in millions)	2011	2010

Operating activities
Net income	$88.0	$62.8
Reconciliation of net income to cash flows from operating activities:
Depreciation	36.5	30.2
Amortization	9.1	6.1
Non-cash compensation	7.3	7.2
Loss (gain) on sale of property and equipment, net	0.8	(3.6)
Deferred taxes	(0.4)	(7.1)
Change in tax benefits from stock-based compensation	(3.0)	(1.5)
Foreign exchange gain	—	(1.2)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Current and long-term receivables	(179.7)	(123.5)
Inventories	(11.7)	(24.0)
Accounts payable and accrued expenses	48.8	70.7
Income taxes	15.2	4.9
Long-term liabilities	2.7	(0.1)
Other operating activities	0.1	(0.4)
Net cash provided by operating activities	13.7	20.5

Investing activities
Capital expenditures	(33.8)	(31.6)
Acquisitions, net of cash	(2.7)	—
Proceeds from sale of property and equipment	1.3	5.2
Proceeds from sale of investments	5.3	—
Proceeds from sale of business	—	20.3
Other investing activities	0.1	(0.2)
Net cash used in investing activities	(29.8)	(6.3)

Financing activities
Net change in short-term borrowings and revolving credit lines	90.9	(0.1)
Redemption of bonds	(59.0)	—
Dividends	(21.1)	(19.7)
Treasury shares and stock options, net	9.2	5.0
Change in tax benefits from stock-based compensation	3.0	1.5
Net cash provided by (used in) financing activities	23.0	(13.3)

Effect of exchange rate changes on cash	2.8	(0.6)
Change in cash and cash equivalents	9.7	0.3
Cash and cash equivalents
Beginning of period	89.4	96.3
End of period	$99.1	$96.6